Exhibit 23(A)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of TIAA-CREF Life Insurance Company of our report dated March 11, 2025 relating to the financial statements of TIAA-CREF Life Insurance Company, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 24, 2025